EXHIBIT 2(a)(iv)

                                AMENDMENT NO. 4

                          Dated as of October 15, 1998

                                       to

                              TRANSACTION AGREEMENT

                            Dated as of May 10, 1998

                                 By and Between

                         THE BLACK & DECKER CORPORATION

                                       and

                         WINDMERE-DURABLE HOLDINGS, INC.

                    AMENDMENT NO. 4 TO TRANSACTION AGREEMENT


         This Amendment No. 4 to Transaction Agreement (this "Amendment") is made as of the 15th day of October 1998, by and between The Black & Decker Corporation, a Maryland corporation ("Seller"), and Windmere-Durable Holdings, Inc., a Florida corporation ("Buyer").

                                   WITNESSETH

         WHEREAS, Seller and Buyer have entered into a Transaction Agreement dated as of May 10, 1998, as amended by Amendment No. 1 to Transaction Agreement dated as of June 26, 1998, a letter agreement dated as of July 23, 1998, and Amendment No. 3 to Transaction Agreement dated as of September 23, 1998 (as amended, the "Agreement"), pursuant to which Seller transferred and caused the Affiliated Transferors to transfer substantially all of the assets held, owned by or used to conduct the HPG Business, and assigned certain liabilities associated with the HPG Business, to Buyer or Buyer Companies designated by Buyer, and Buyer received and caused such designated Buyer Companies to receive such assets and assume such liabilities upon the terms and subject to the conditions set forth in the Agreement; and

         WHEREAS, Seller and Buyer desire to further amend the Agreement in accordance with the terms of this Amendment;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree as follows:

         Section 1. Capitalized terms used but not defined herein have the meanings given to them in the Agreement.

         Section 2. The second sentence of Section 5.06(d) of the Agreement is deleted in its entirety and the following sentence is inserted in its place and stead.

                     "Notwithstanding any provisions of this Section 5.06 to the contrary, Seller Companies shall not be deemed to be in violation of this Section 5.06 to the extent that, following the Closing, Seller Companies sell (i) Cleaning and Lighting Products in any of the Designated Countries, (ii) corded or cordless vacuums (and any related accessories or attachments) in any of the Designated Countries (other than Chile), (iii) corded Dustbuster and Floor buster vacuums (and any related accessories or attachments) in Chile, (iv) hair dryers ( and any related accessories or attachments) in any of the Designated Countries other than Mexico, Central America, South America (other than Brazil) and the Caribbean or (v) any Excess Products that Buyer Companies do not purchase pursuant to the right of first refusal contemplated by the Manufacturing Agreement."

         Section 3. The definition of "Cleaning and Lighting Products" set forth in the Agreement is deleted in its entirety and the following is inserted in its place and stead:

                        "Cleaning  and  Lighting   Products"   means  hand  held
                vacuums, upright floor vacuums, floor polishers, battery powered bathroom and outdoor cleaners sold under the Scumbuster(R) name, flexible flashlights, flexible lanterns, leashlights and rechargeable lights, together in each case with any related accessories or attachments, but excluding (i) corded canister and corded upright floor vacuums sold in Chile and related accessories or attachments, and (ii) floor polishers sold in Mexico, Central American, South American (other than Brazil) and the Caribbean and any related accessories or attachments."


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         Section 4. The  definition  of  "Designated  Products" set forth in the
Agreement is deleted in its entirety and the following is inserted in its place and stead:

                  "Designated  Products" means  coffeemakers,  espresso  makers, cappuccino makers, coffee mills, toasters, toaster ovens (including those with convection features), steamers, rice cookers, choppers, can openers, mixers, food processors, irons, breadmakers, skillets, electric WOKs, electric griddles, slow cookers, electric knives, blenders, juicers, juicers, grills, kettles and wafflebaker, as well as floor polishers, hair dryers and corded canister and corded upright floor vacuums sold in Mexico, Central America, South America (other than Brazil) and the Caribbean, together in each case with any related accessories or attachments, and all products in the foregoing categories under development in the HPG Business as of the Closing Date or that have been under development in the HPG Business at any time during the year prior to the Closing Date, but excluding step stools, Cleaning and Lighting Products, shop, construction and similar vacuums, and VersaPak(R) rechargeable battery packs and chargers, together in each case with related accessories or attachments. It is expressly understood and agreed that floor polishers, hair dryers and corded canister and corded upright floor vacuums (and any related accessories or attachments) shall only be "Designated Products" to be the extent and only to the extent sold in Mexico, Central America, South America (other than Brazil) and the Caribbean."

         IN WITNESS WHEREOF, the parties hereto caused this Amendment to be duly executed by their respective authorized officers on the day and year first above written.


                         THE BLACK & DECKER CORPORATION


                         By/S/CHARLES FENTON
                           ----------------------------


                         WINDMERE-DURABLE-HOLDINGS, INC.


                         By/S/HARRY D. SHULMAN
                           ----------------------------